Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Virtuoso Acquisition Corp. (the “Company”) on Form S-1 of our report dated October 2, 2020, except for Note 8 as to which the date is December 28, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Virtuoso Acquisition Corp. (formerly known as Virtucon Acquisition Corp.) as of August 28, 2020 and for the period from August 25, 2020 (inception) through August 28, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

December 28, 2020